Exhibit 10.2

EXECUTION VERSION

TRADE RECEIVABLES SALE AGREEMENT

Dated as of November 30, 2012

Among

TXU ENERGY RETAIL COMPANY LLC

as Originator, as Collection Agent and as Originator Agent

and

TXU ENERGY RECEIVABLES COMPANY LLC

as Buyer

and

ENERGY FUTURE HOLDINGS CORP.

i

ii

TRADE RECEIVABLES SALE AGREEMENT

Dated as of November 30, 2012

TXU ENERGY RETAIL COMPANY LLC, a Texas limited liability company (“TXU Energy Retail”), as an originator (the “Initial Originator”, and together with each Additional Originator that becomes a party hereto in accordance with Section 2.07, the “Originators”), as the Collection Agent (as defined below) and as agent for the Originators (the “Originator Agent”), TXU ENERGY RECEIVABLES COMPANY LLC, a Delaware limited liability company as buyer (the “Buyer”), and ENERGY FUTURE HOLDINGS CORP., a Texas corporation (“EFH Corp.”) agree as follows:

PRELIMINARY STATEMENTS:

(1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

(2) The Initial Originator and any Additional Originator have Receivables that they wish to sell to the Buyer, and the Buyer is prepared to purchase such Receivables on the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms.

Capitalized terms used herein but not otherwise defined herein shall have the meanings specified in that certain First Lien Trade Receivables Financing Agreement, dated as of the date hereof, by and among the Buyer, the Collection Agent, CAFCO, LLC, a Delaware limited liability company, CRC Funding, LLC, a Delaware limited liability company, Charta, LLC, a Delaware limited liability company, CIESCO, LLC, a Delaware limited liability company, and Citibank, as the Initial Bank, as the Citi Group Managing Agent, and as First Lien Agent, as the same may, from time to time, be amended, restated, modified or supplemented in accordance with the terms thereof (the “First Lien Receivables Financing Agreement”). In addition, as used in this Agreement and unless otherwise stated herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Actual Closing Date Purchase Price” has the meaning specified in Section 2.02(b).

“Additional Originator” has the meaning specified in Section 2.07.

“Additional Originator Receivable Assets” has the meaning specified in Section 2.01(a).

“Additional Originator Supplement Agreement” has the meaning specified in Section 2.07(c).

“Administrative Agents” means, as applicable, the First Lien Agent and/or, on and after the Second Lien Effective Date, the Second Lien Agent.

“Aggregate Purchase Price” has the meaning specified in Section 2.02(f).

“Aggregate Purchase Price Credits” has the meaning specified in Section 2.02(f).

“Agreement” means this Agreement as the same may from time to time be amended, supplemented or otherwise modified.

“Allocable Share” means with respect to any claim or request for indemnification, payment of increased costs or reimbursement of expenses or otherwise pursuant to Article VII or Section 8.04 from or against any Originator, the ratio of the aggregate Outstanding Balance of Originator Receivables of such Originator owned by the Buyer over the aggregate Outstanding Balance of all Originator Receivables owned by the Buyer, determined as at the time such claim or request is initially asserted against such Originator.

“Buyer” has the meaning specified in the introductory paragraph hereof.

“Cash Payments” has the meaning specified in Section 2.02(h)(i).

“Citibank” means Citibank, N.A., a national banking association.

“Closing Reconciliation Date” has the meaning specified in Section 2.02(b).

“Collection Agent” has the meaning specified in Section 6.01.

“Collections” means, with respect to any Originator Receivable, all cash collections and other cash proceeds of such Originator Receivable, including, without limitation, collections of the Outstanding Balance and any finance charge, late payment fee or other charge, all cash proceeds of the Related Security with respect to such Originator Receivable and any Purchase Price Credits paid pursuant to the terms hereof.

“Contract” means an open account agreement, as evidenced by one of the forms of invoice attached hereto as Schedule III or as attached to the Originator Report, or a tariff, or a written agreement between any Originator and an Obligor. The Majority Group Managing Agents, or, after a Discharge of Senior Obligations following the Second Lien Effective Date, the Second Lien Agent, may, by written notice to any Originator, disapprove of any form of invoice within ten Business Days after each Group Managing Agent or the Second Lien Agent, as applicable, receives from the Buyer the Originator Report with a copy of such new form attached thereto and any other agreement or instrument pursuant to which a Receivable arises or which evidences an Originator Receivable.

“Controlling Agent” means (i) prior to the Discharge of Senior Obligations, the First Lien Agent, and (ii) following the Discharge of Senior Obligations after the Second Lien Effective Date, the Second Lien Agent.

“Credit and Collection Policy” means those credit and collection policies and practices of (i) the Initial Originator existing on the date hereof (as more particularly set forth in Schedule II attached) and (ii) each Additional Originator as delivered to each Group Managing Agent, in form and substance satisfactory to the Group Managing Agents, in each case, which are being followed by the Collection Agent and the applicable Originator with respect to Contracts and Originator Receivables related thereto, including those policies and practices maintained by the Collection Agent’s or the applicable Originator’s computer system, with such changes to such credit and collection policies and practices as are not prohibited by Section 5.03(c).

“Cutoff Date” means November 28, 2012.

“Discharge of Senior Obligations” (i) except as set forth in the following clause (ii), means the reduction of the Facility Principal to zero and the indefeasible payment in full of all other amounts due to the First Lien Agent, each Group Managing Agent, each Bank and each Investor under the First Lien Loan Documents after the Facility Termination Date and (ii) after the Second Lien Effective Date, has the meaning set forth in the Second Lien Intercreditor Agreement.

“Discount” means, in respect of (i) the initial Purchase from the Initial Originator on the date hereof, $16,893,125.00 and (ii) each Purchase thereafter, the Discount Percentage multiplied by the aggregate Outstanding Balance of the Originator Receivables that are the subject of such Purchase.

“Discount Percentage” has the meaning specified in Schedule V to this Agreement.

“EFH Corp.” has the meaning specified in the introductory paragraph hereof.

“Eligible Originator” means an Originator that is a direct or indirect majority-owned subsidiary of TCEH and is an “Eligible Originator” under the First Lien Receivables Financing Agreement.

“Financing Agreements” means, as applicable, the First Lien Receivables Financing Agreement and/or, on and after the Second Lien Effective Date, the Second Lien Credit Agreement.

“First Lien Agent” means, Citibank, N.A., as administrative agent under the First Lien Receivables Financing Agreement, and any successor administrative agent thereunder.

“First Lien Loan Documents” means the First Lien Receivables Financing Agreement and each other Transaction Document (as defined therein), and after the Second Lien Effective Date, the “Senior Debt Documents” as defined in the Second Lien Intercreditor Agreement.

“First Lien Receivables Financing Agreement” has the meaning specified in the introductory paragraph to Section 1.01.

“Indemnified Amounts” has the meaning specified in Section 7.01.

“Indemnified Party” has the meaning specified in Section 7.01.

“Initial Originator” has the meaning specified in the introductory paragraph hereof.

“Initial Originator Receivable Assets” has the meaning specified in Section 2.01(a).

“Initial Purchase Price” means an amount equal to (a) the aggregate Outstanding Balance of the Originator Receivables of the Initial Originator existing as of the Cutoff Date minus (b) the Discount in respect of the initial Purchase from the Initial Originator on the date hereof.

“Intercompany Note” means the promissory note, in substantially the form of Exhibit B hereto, executed by the Buyer to the order of the Originator Agent on behalf of the Originators.

“Lender” means any lender under the Second Lien Credit Agreement.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of TCEH and its Subsidiaries which would be reasonably likely to materially and adversely affect the ability of TCEH to perform its obligations under the Parent Undertaking or, if this term “Material Adverse Effect” is used in relation to the Collection Agent or any Originator, the financial condition or operations of the Collection Agent or such Originator and their respective Subsidiaries which would be reasonably likely to materially and adversely affect the ability of the Collection Agent or such Originator to perform its obligations under the Transaction Documents to which it is a party, (ii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iii) the interest of any Originator, the Buyer, the First Lien Agent, any Group Managing Agent, any Holder or, on and after the Second Lien Effective Date, any Lender or the Second Lien Agent in the Receivables generally or in any significant portion of the Receivables, the Related Security or Collections with respect thereto, or (iv) the collectibility of the Receivables generally or of any significant portion of the Receivables.

“Maturity Date” means the date on which all obligations become due and payable under the Second Lien Loan Documents (whether scheduled, by acceleration or otherwise).

“Modified Aggregate Purchase Price” has the meaning specified in Section 2.02(h)(i).

“Non-Payment Event” has the meaning specified in Section 2.02(e).

“Obligor” means a Person obligated to make payments for purchase of goods or services (including, without limitation, electricity) pursuant to a Contract.

“Originator” has the meaning specified in the introductory paragraph hereof.

“Originator Agent” has the meaning specified in the introductory paragraph hereof.

“Originator Receivable” means, with respect to any Originator, all present and future Receivables of such Originator.

“Post-Termination Date Receivables” has the meaning specified in Section 2.04(b).

“Purchase” means a purchase by the Buyer of Receivable Assets from an Originator pursuant to Article II.

“Purchase Date” means each day on which a Purchase is made pursuant to Article II.

“Purchase Price” means, for (i) the initial Purchase from the Initial Originator on the date hereof being paid for on the date hereof pursuant to Article II, the Initial Purchase Price and (ii) each subsequent Purchase pursuant to Article II, an amount equal to (a) the aggregate Outstanding Balance of the Originator Receivables that are the subject of such Purchase minus (b) the Discount in respect of such Purchase.

“Purchase Price Credit” has the meaning specified in Section 2.03.

“Purchase Settlement Period” has the meaning specified in Section 2.02(f).

“Receivable Assets” has the meaning specified in Section 2.01(a).

“Receivables Activity Report” means a report prepared by the Originator Agent, in substantially the form attached hereto as Exhibit A.

“Records” means, with respect to any Receivable, all documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor, other than the related Contract.

“Related Security” means with respect to any Receivable:

(i) all of the interest of the relevant Originator in the goods (including returned, repossessed or foreclosed goods), if any, relating to the sale which gave rise to such Receivable;

(ii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(iii) all guarantees, letters of credit, security agreements, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(iv) all Contracts relating to such Receivable (except to the extent any assignment thereof under this Agreement would breach a legally enforceable provision of such Contract) and all Records relating to such Receivable, any of the other property described in this definition or the related Obligor.

“Second Lien Agent” means the administrative agent under the Second Lien Credit Agreement, and any successor administrative agent thereunder.

“Second Lien Credit Agreement” means a second lien credit agreement, among the Buyer, certain lenders party thereto, TXU Energy Retail, as collection agent, and the Second Lien Agent, as the same may be amended, modified or restated from time to time in accordance with the terms of the Second Lien Intercreditor Agreement.

“Second Lien Intercreditor Agreement” means a Second Lien Intercreditor Agreement, effective as of the Second Lien Effective Date, by and among the First Lien Agent, TXU Energy Retail, as the collection agent, the Buyer and the Second Lien Agent, as the same may be amended, modified or restated from time to time.

“Second Lien Loan Documents” means, collectively, the Second Lien Credit Agreement and the “Second Priority Debt Documents” as such term is defined in the Second Lien Intercreditor Agreement.

“Settlement Date” means (i) except as set forth in the following clause (ii), the second Business Day after each Determination Date, and (ii) after the Discharge of Senior Obligations following the Second Lien Effective Date, each date on which accrued interest payments are required to be paid under the Second Lien Credit Agreement.

“Settlement Period” means, initially, the period from the date hereof to the next succeeding Determination Date, and thereafter, each period from a Determination Date to the next succeeding Determination Date.

“TCEH” means Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company.

“Termination Date” means the earlier of (i) the later of (a) the Facility Termination Date and (b) in the event the Second Lien Effective Date shall have occurred, the Maturity Date, (ii) the date on which an Originator delivers a notice of a Non-Payment Event as described in Section 2.02(e), and (iii) the date the Originator Agent declares the occurrence of the Termination Date pursuant to Section 2.02(h)(i).

“Transaction Documents” means the First Lien Loan Documents and, on and after the Second Lien Effective Date, the Second Lien Loan Documents.

“TXU Collection Agent” means (i) TXU Energy Retail, in its capacity as Collection Agent hereunder and as collection agent under the Financing Agreements, or (ii) if another Person that is an Affiliate of EFH Corp. has been designated as the collection agent under the Financing Agreements, such Person, in its capacity as Collection Agent hereunder and as collection agent under the Financing Agreements.

“TXU Energy Retail” has the meaning specified in the introductory paragraph hereof.

SECTION 1.02. Other Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein are used herein as defined in such Article 9.

SECTION 1.03. Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

SECTION 1.04. References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references herein to agreements, documents and instruments shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are not prohibited by any Transaction Document; and (b) references herein to any requirement of law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such requirement of law.

ARTICLE II

SALE OF ORIGINATOR RECEIVABLES

SECTION 2.01. Sale of Originator Receivables.

(a) The Initial Originator hereby sells, transfers and assigns, without recourse (except as expressly provided in Sections 2.01(b) and 2.03), to the Buyer, on the terms and subject to the conditions specifically set forth herein, all its right, title and interest in, to and under all of its Originator Receivables existing on the date hereof and hereafter arising from time to time until the Termination Date, all Related Security with respect thereto, all Collections and other amounts received with respect thereto and all proceeds of the foregoing, together with all of the Initial Originator’s rights, remedies, powers and privileges with respect to its Originator

Receivables, all Related Security with respect thereto, all Collections and other amounts received with respect thereto and all proceeds of the foregoing (collectively, the “Initial Originator Receivable Assets”). Each Additional Originator, by entering into an Additional Originator Supplement Agreement, will thereby sell, transfer and assign, without recourse (except as expressly provided in Sections 2.01(b) and 2.03), to the Buyer, on the terms and subject to the conditions specifically set forth herein, all its right, title and interest in, to and under all of its Originator Receivables existing on the date set forth in such Additional Originator Supplement Agreement as the effective date thereunder and thereafter arising from time to time until the Termination Date, all Related Security with respect thereto, all Collections and other amounts received with respect thereto and all proceeds of the foregoing, together with all such Additional Originator’s rights, remedies, powers and privileges with respect to such Originator Receivables, all Related Security with respect thereto, all Collections and other amounts received with respect thereto and all proceeds of the foregoing (collectively, the “Additional Originator Receivable Assets”, and together with the Initial Originator Receivable Assets, the “Receivable Assets”). On the terms and subject to the conditions specifically set forth herein, the Buyer hereby agrees to purchase all such Receivable Assets from time to time until the Termination Date.

(b) The parties to this Agreement intend that the transactions contemplated hereby shall be, and shall be treated as, a purchase by the Buyer and a sale by each of the Originators of Receivable Assets and not as a lending transaction, which sales are absolute and irrevocable and provide the Buyer with the full benefits of ownership of the Receivable Assets. Each sale of Originator Receivables hereunder is made without recourse to the applicable Originator; provided, however, that (i) each Originator shall be liable to the Buyer for all representations, warranties, covenants and indemnities made by such Originator pursuant to the terms of this Agreement, (ii) each such sale shall be subject to the provisions set forth in Section 2.03 and (iii) the foregoing sales, transfers and assignments do not constitute and are not intended to result in a creation or assumption by the Buyer of any obligation or liability with respect to any Originator Receivable or Contract, nor shall the Buyer be obligated to perform or otherwise be responsible for any obligation of any Originator or any other Person in connection with any Receivable Assets or under any agreement or instrument relating thereto.

(c) In connection with the foregoing sales, transfers and assignments, each Originator hereby agrees to record and file, in each case, at its own expense, proper financing statements (and proper continuation statements with respect to such financing statements when applicable) with respect to the Receivable Assets now and hereafter from time to time acquired by the Buyer under this Agreement, in such manner and in such jurisdictions as are necessary or desirable in the Buyer’s sole discretion to perfect the sales, transfers and assignments of the Receivable Assets to the Buyer hereunder, and to deliver copies of such financing statements to the Buyer and the applicable Administrative Agent on or prior to the initial advances made under the applicable Financing Agreement. Such financing statements under this Agreement shall name such Originator as debtor/Originator and the Buyer (or its assignee) as secured party/buyer.

SECTION 2.02. Terms of Sales.

(a) In the case of the Initial Originator, on the date hereof and, in the case of an Additional Originator, on the date set forth in the applicable Additional Originator Supplement Agreement as the effective date thereunder, and in the case of all Originators, on the date of creation of each newly arising Originator Receivable thereafter, all of each Originator’s right, title and interest in, to and under (i) in the case of the date hereof or such date set forth in the applicable Additional Originator Supplement Agreement as the effective date thereunder, all then existing Receivable Assets of the Initial Originator or the applicable Additional Originator, respectively, and (ii) in the case of each such date of creation thereafter (but only so long as the Termination Date has not occurred), all such newly created Receivable Assets of the Originators, shall be immediately and automatically sold, assigned, transferred and conveyed to the Buyer pursuant to Section 2.01(a) above without any further action by the Originators, the Buyer or any other Person.

(b) The Purchase Price for each Purchase from an Originator shall be payable in full by the Buyer to the Originator Agent on behalf of such Originator on each Purchase Date in the manner provided in paragraph (c) below of this Section 2.02. On the first Settlement Date occurring after the date of the initial Purchase from the Initial Originator on the date hereof (the “Closing Reconciliation Date”), the Initial Originator shall determine the Purchase Price for the Initial Originator Receivable Assets existing on the date hereof based on the Originator Receivables of the Initial Originator existing on the date hereof (the “Actual Closing Date Purchase Price”). If the Initial Purchase Price paid by the Buyer is greater than the Actual Closing Date Purchase Price, the Originator Agent on behalf of the Initial Originator shall apply that excess as a credit to the Purchase Price of the Originator Receivable Assets being paid to the Originator Agent on behalf of the Initial Originator by the Buyer on the Closing Reconciliation Date. If the Initial Purchase Price paid by the Buyer is less than the Actual Closing Date Purchase Price, the Buyer shall pay that difference to the Originator Agent on behalf of the Initial Originator on the Closing Reconciliation Date.

(c) The Purchase Price for Receivable Assets purchased from each Originator shall be paid by the Buyer on each Purchase Date (including the initial Purchase Date) as follows:

(i) by netting the amount of any Purchase Price Credits with respect to such Originator pursuant to Section 2.03 (or, on the Closing Reconciliation Date, any credit pursuant to clause (b) of this Section 2.02) against such Purchase Price;

(ii) to the extent available for such purpose, in cash from Collections released to the Buyer pursuant to the Financing Agreements on such Purchase Date;

(iii) to the extent available for such purpose, in cash from the proceeds of an Advance made to the Buyer pursuant to the First Lien Receivables Financing Agreement on such Purchase Date and/or, on the Second Lien Effective Date, the proceeds of borrowings under the Second Lien Credit Agreement;

(iv) to the extent available for such purpose, in cash from the proceeds of capital contributed by TCEH, if any, in respect of its equity interest in the Buyer; and

(v) subject to the provisions of Section 2.09(b), by means of an addition to the principal amount of the Intercompany Note in an aggregate amount up to the remaining unpaid portion of the Purchase Price. Any such addition to the principal amount of the Intercompany Note shall be allocated among the Originators in accordance with the provisions of this Section 2.02(c)(v) and Section 2.09(c). The Originator Agent may evidence such additional principal amounts by recording the date and amount thereof on the grid attached to the Intercompany Note; provided, however, that the failure to make any such recordation or any error in such grid shall not in any manner affect the obligation of the Buyer to repay the obligations thereunder in accordance with the terms thereof.

(d) The Originator Agent shall be responsible, in its sole discretion but in accordance with Section 2.02(c), for allocating among the Originators the payment of the Purchase Price for Receivable Assets and any amounts netted therefrom pursuant to Section 2.02(c)(i) or, in the form of cash to be paid pursuant to Sections 2.02(c)(ii), (iii) or (iv), or in the form of an addition to the principal amount of the Intercompany Note pursuant to Sections 2.02(c)(v) and 2.09. The Buyer shall be entitled to pay all amounts in respect of the Purchase Price of Receivable Assets to an account of the Originator Agent for allocation by the Originator Agent to the Originators, and each of the Originators hereby appoints the Originator Agent as its agent for purposes of receiving such payments, making such allocations and taking any other actions hereunder on its behalf, and hereby authorizes the Buyer to make all payments due to such Originator directly to, or as directed by, the Originator Agent. The Originator Agent hereby accepts and agrees to such appointment.

(e) If any Originator (or the Originator Agent on its behalf) shall not have received payment in full from the Buyer of the Purchase Price for any Receivable Asset on the Purchase Date therefor in accordance with the terms of Section 2.02(c) (a “Non-Payment Event”), whether or not the conditions set forth in Article III have been fulfilled, such Receivable Asset shall, upon (x) receipt of notice from such Originator (or the Originator Agent on its behalf) of such failure to receive payment (which notice shall be provided only on such Purchase Date and may not be delivered at any time thereafter) and (y) the return of any cash payment received from the Buyer with respect to such Receivable Asset on such date, immediately and automatically be sold, assigned, transferred and reconveyed by the Buyer to such Originator without any further action by the Buyer or any other Person. The foregoing shall in no event impact in any manner any other Receivable Asset Purchased on such Purchase Date for which such Non-Payment Event does not apply.

(f) At least two Business Days prior to each Settlement Date and promptly after the occurrence of the Termination Date, the Originator Agent shall deliver to the Originators, the Buyer and the Administrative Agents a Receivables Activity Report containing information regarding all Purchases from each Originator, the aggregate Purchase Prices paid by the Buyer to each Originator and the aggregate Purchase Price Credits in respect of the Receivable Assets of each Originator, in each case occurring during the calendar month most recently ended or, in the case of the Termination Date, during the period from the end of the preceding calendar month to the Termination Date (each such period, a “Purchase Settlement Period”), including, without limitation, (i) the aggregate Outstanding Balances of the Originator Receivables sold by each Originator during such calendar month or portion thereof, (ii) the aggregate Purchase Prices for such Receivable Assets of each Originator (the “Aggregate Purchase Price”), (iii) the aggregate

Purchase Price Credits for each Originator (the “Aggregate Purchase Price Credits”) and (iv) the components of payment as provided in Section 2.02(c) above with respect to each Originator (including the adjustments to and current balance, if any, of the Intercompany Note), and in connection therewith, the Buyer and each Originator (or the Originator Agent on its behalf) shall, after giving effect to the application of payments provided in Sections 2.02(c) and 2.02(g) in respect of such calendar month or portion thereof, reconcile the amounts owed to each other in respect of that period as provided in Section 2.02(h). Each Originator (other than TXU Energy Retail) shall provide to the Originator Agent all information in respect of such Originator’s Originator Receivables and Purchase Price Credits required by the Originator Agent in order to fulfill its obligations as Originator Agent hereunder, including, all information in respect of such Originator’s Originator Receivables to be included in each Receivables Activity Report.

(g) Each Originator hereby agrees that all amounts received by the Originator Agent on behalf of such Originator on any Business Day shall be applied in the following order of priority on such Business Day:

(i) first, to pay the Purchase Price for Receivable Assets purchased from such Originator as contemplated by Section 2.02(c)(ii);

(ii) second, to make payments of interest on, and then principal of the Intercompany Note in accordance with Section 2.09 and the Intercompany Note; and

(iii) third, in such manner as the Buyer may specify.

(h) If on any Settlement Date,

(i) the Aggregate Purchase Price for the related Purchase Settlement Period minus the Aggregate Purchase Price Credits for such Purchase Settlement Period with respect to any Originator (such difference, the “Modified Aggregate Purchase Price”) exceeds the amount of Collections and other cash payments received by the Originator Agent on behalf of such Originator as provided herein for such Purchase Settlement Period (such amount, the “Cash Payments”), the Originator Agent shall, subject to the terms of this Agreement and to the extent it has not already done so, record the increase in the principal amount outstanding under the Intercompany Note up to the amount of such excess, and if any excess remains after giving effect to the increase in the principal amount of the Intercompany Note (as a result of the limitations set forth in Section 2.09(b)), the Originator Agent may declare the Termination Date to have occurred by delivering notice to that effect to the Buyer and the Administrative Agents;

(ii) the Cash Payments for the related Purchase Settlement Period exceed the Modified Aggregate Purchase Price for such Purchase Settlement Period with respect to any Originator, the Originator Agent shall, subject to the terms of this Agreement, record the application of that excess, (x) first, to the payment of unpaid and accrued interest on the Intercompany Note, as applicable and (y) second, as a reduction in the principal amount of the Intercompany Note, as applicable, and cause the applicable Originator to pay any remaining excess to the Buyer.

SECTION 2.03. Purchase Price Credit Adjustments.

If on any day (i) the Outstanding Balance of any Originator Receivable is (a) reduced as a result of any defective, rejected or returned services, any cash discount, or any noncash adjustment by the applicable Originator or (b) reduced or canceled as a result of a setoff arising from any claim by the Obligor thereof against such Originator (whether such claim arises out of the same or a related transaction or an unrelated transaction), (ii) any of the representations or warranties in Section 4.01(k) is not true, with respect to any Originator Receivable on the date when made or deemed made or (iii) any Adverse Claim or any Dispute, claim, offset or defense, as referred to in Section 7.01(vi), has arisen or been asserted with respect to any Originator Receivable, the Buyer shall be entitled to a credit (a “Purchase Price Credit”) against the Purchase Price payable to such Originator hereunder equal to (x) the full amount of such reduction or adjustment (in the case of clause (i) above) or (y) the outstanding balance of the applicable Originator Receivable (in the case of clause (ii) or (iii) above) less any Collections received in respect thereof; provided, that no Purchase Price Credit shall be granted or paid by any Originator in the case of clause (ii) above unless requested by the Buyer (which request must be made within six (6) months following the date the Buyer receives notice of such breach or inaccuracy from the applicable Originator). If the aggregate Purchase Price Credits in respect of any Originator exceeds the aggregate Purchase Price in respect of the Receivable Assets of such Originator payable on any Purchase Date, such Originator shall pay to the Buyer an amount equal to the remaining amount of such Purchase Price Credits by depositing such amount in the Collection Account on or prior to the first Settlement Date after the date on which such Purchase Price Credits arose. On (x) the Termination Date (or, if not a Business Day, the first Business Day thereafter), each Originator shall pay to the Buyer an amount equal to the aggregate Purchase Price Credits in respect of such Originator as of such date that have not as of such time been netted against the Purchase Price payable to such Originator pursuant to Section 2.02(c) and (y) each Business Day after the Termination Date on which a Purchase Price Credit in respect of an Originator exists, such Originator shall pay to the Buyer an amount equal to such Purchase Price Credit, in each case, by depositing such amount in the Collection Account on such Business Day. Simultaneously with the granting or payment of any Purchase Price Credit by an Originator in respect of an Originator Receivable under clause (ii) or (iii) above, such Originator Receivable and the other Receivable Assets with respect thereto shall immediately and automatically be sold, assigned, transferred and reconveyed (without recourse) by the Buyer to such Originator without any further action by the Buyer or any other Person.

SECTION 2.04. Settlement Procedures.

(a) Except as otherwise required by law or the related Contract, all Collections received from an Obligor of any Originator Receivable shall be applied to Originator Receivables then outstanding of such Obligor in the order of the age of such Originator Receivables, starting with the oldest such Originator Receivable, except if payment is designated by such Obligor for application against specific Originator Receivables.

(b) With respect to any Originator Receivables of an Obligor arising from and after the Termination Date which were not sold to the Buyer hereunder but which were billed on the same invoice as Originator Receivables of such Obligor sold by such Originator to the Buyer hereunder (such Originator Receivables, “Post-Termination Date Receivables”), such Originator shall identify to the Collection Agent, and the Collection Agent shall allocate, Collections with respect to such Obligor on the following basis:

(i) for any Obligor with an advanced metering system allowing electricity consumption to be recorded by the Originator every fifteen minutes, the portion thereof relating to electricity consumed by such Obligor prior to the Termination Date shall be treated as Originator Receivables and the portion thereof relating to electricity consumed by such Obligor on or after the Termination Date shall be treated as Post-Termination Date Receivables; and

(ii) for any Obligor with any other type of metering system, using the algorithm published by the Electric Reliability Council of Texas that such Originator uses to assign electricity consumption by an Obligor to particular days during a period based on customer-specific variables and actual weather variables, the portion thereof relating to electricity consumption by such Obligor assigned by such Originator to days prior to the Termination Date shall be treated as Originator Receivables and the portion thereof relating to electricity consumption by such Obligor assigned by such Originator to the Termination Date and days thereafter shall be treated as Post-Termination Date Receivables.

Except as otherwise required by law or the related Contract, all payments received from any such Obligor with respect to such Receivables shall be allocated first to the Originator Receivables and then to the Post-Termination Date Receivables, except if payment is designated by such Obligor for application against specific Originator Receivables or Post-Termination Date Receivables, as applicable.

SECTION 2.05. Payments and Computations, Etc.

(a) All amounts to be paid or deposited by any Originator or the Originator Agent or the Collection Agent on behalf of any Originator hereunder shall be paid or deposited in the Collection Account in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in lawful money of the United States in same day funds, subject to Section 6.05(b)(i). All amounts to be paid or deposited by the Buyer hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. (New York City time) on the day when due in lawful money of the United States in same day funds to the account of the Originator Agent designated from time to time or as otherwise directed by the Originator Agent to the Buyer in writing. Each Originator shall, to the extent permitted by law, pay to the Buyer interest on all amounts not paid or deposited by or on behalf of such Originator when due hereunder at a rate equal to 2% per annum above the Alternate Base Rate, payable on demand; provided that such interest shall accrue at the Assignee Rate, or, after a Discharge of Senior Obligations following the Second Lien Effective Date, the interest rate payable on the principal outstanding under the Second Lien Credit Agreement at such time prior to expiration of the cure period specified in Section 7.01(b) of the First Lien Receivables Financing Agreements or the

analogous provision of the Second Lien Credit Agreement with respect to such payment, and provided further, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. The Buyer shall, to the extent permitted by law, pay to the applicable Originator interest on all amounts not paid or deposited by the Buyer when due hereunder at a rate equal to 2% per annum above the Alternate Base Rate, payable on demand; provided, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law, and provided further, however, that any payments to be made by the Buyer in respect of the foregoing shall be made solely from funds available to the Buyer which are not otherwise required to be applied or set-aside for the payment of any obligations of the Buyer under the Financing Agreements, shall be non-recourse other than with respect to such funds and shall not constitute a claim against the Buyer to the extent that insufficient funds exist to make such payment.

(b) All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Each Originator hereby irrevocably and unconditionally waives and relinquishes to the fullest extent it may legally do so any express or implied vendor’s lien, and any other lien, security interest, charge or encumbrance, or any setoff, counterclaim, recoupment, defense and other right or claim which would otherwise be imposed on or affect any Originator Receivable or any Receivable Asset of such Originator on account of any unpaid amount of the Initial Purchase Price or any Purchase Price therefor or on account of any other unpaid amounts otherwise payable by the Buyer under or in connection with this Agreement or the Intercompany Note or otherwise.

SECTION 2.06. Characterization.

If, notwithstanding the intention of the parties expressed in Section 2.01(b), any sale by any Originator to the Buyer of any Receivable Assets hereunder shall be characterized as a secured loan and not as a sale or absolute transfer thereof or such sale or transfer shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that the sale of Originator Receivables hereunder shall constitute a true sale thereof, each Originator hereby grants to the Buyer a security interest in all of such Originator’s right, title and interest in, to and under all of its Originator Receivables now existing and hereafter arising, all Collections and Related Security with respect thereto, each lock-box and lock-box account to which any Collections are remitted or deposited, all other rights and payments relating to the Originator Receivables and all proceeds of the foregoing to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Initial Purchase Price or the Purchase Price (as applicable) of the Originator Receivables together with all other obligations of such Originator hereunder, and such Originator covenants that it shall take all actions reasonably necessary to ensure that such security interest shall be prior to all other Adverse Claims thereto. Furthermore, in the event the sale of the Receivable Assets hereunder is characterized other than as a sale, each of the Buyer and the Originators represents, as to itself, that each remittance of Collections by such Originator to the Buyer or its assignees under this Agreement will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of such Originator and the Buyer. After the Termination Date, the Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

SECTION 2.07. Addition of Originators.

Any majority-owned Subsidiary of TCEH that satisfies the criteria set forth in the definition of “Eligible Originator” may become an additional Originator (an “Additional Originator”) hereunder and sell Additional Originator Receivable Assets to the Buyer hereunder, upon satisfaction of the following conditions precedent:

(a) Each of the Buyer, each Administrative Agent and each of the Group Managing Agents shall have received at least 5 Business Days’ prior written notice of the proposed effective date of such Subsidiary becoming an Additional Originator;

(b) Each Administrative Agent and each Group Managing Agent shall have been provided access to the officers of the proposed Additional Originator and its books, records and accounting systems to enable each Administrative Agent and each Group Managing Agent to conduct a due diligence review of the proposed Additional Originator’s accounts receivable and accounting systems, and each Administrative Agent and each Group Managing Agent shall have found such review to be satisfactory;

(c) A supplement to this Agreement in substantially the form of Exhibit D (an “Additional Originator Supplement Agreement”) hereto shall have been executed by the proposed Additional Originator, the Originator Agent and the Buyer and delivered to each Administrative Agent; and

(d) Each Administrative Agent and each Group Managing Agent shall have received the following:

(i) proper financing statements naming the Additional Originator as debtor, the Buyer as secured party and Citibank, as First Lien Agent, as assignee, to be filed under the UCC of all jurisdictions that the First Lien Agent may deem necessary or desirable in order to perfect the Buyer’s interests created or purported to be created hereunder in such Additional Originator’s Additional Originator Receivable Assets;

(ii) if the addition of such Additional Originator is occurring after the Second Lien Effective Date, proper financing statements naming the Additional Originator as debtor, the Buyer as secured party and the Second Lien Agent, as assignee, to be filed under the UCC of all jurisdictions that the Second Lien Agent may deem necessary or desirable in order to perfect the Buyer’s interests created or purported to be created hereunder in such Additional Originator’s Additional Originator Receivable Assets;

(iii) proper financing statements or other termination documentation, if any, necessary to release all security interests and other rights of any Person in the Receivables, Related Security, Collections, Contracts, lock-boxes and lock-box accounts to which Collections are remitted or deposited or any proceeds of the foregoing of such Additional Originator previously granted by such Additional Originator;

(iv) completed requests for information, dated on or a date reasonably near to the effective date of the Additional Originator Supplement Agreement, listing all effective financing statements which name the Additional Originator (under its present name and any previous name) as debtor and which are filed in the jurisdictions in which filings were made pursuant to subsection (d)(i) above and such other jurisdictions specified by the Administrative Agents, together with copies of such financing statements (none of which, except those filed pursuant to subsection (d)(i) above, shall cover any Receivables, Related Security, Collections, Contracts, lock-boxes and lock-box accounts to which Collections are remitted or deposited or any proceeds of the foregoing of the Additional Originator);

(v) a Consent and Agreement, duly executed by the Buyer and the Additional Originator;

(vi) an amendment or joinder to the Intercompany Note in respect of such Additional Originator, in substantially the form of Exhibit B to this Agreement, duly executed by the Buyer;

(vii) certified copies of the charter and by-laws, partnership agreement, limited liability company agreement, or any other applicable formation documents governing the organization, in each case, as amended, of the Additional Originator;

(viii) good standing certificates issued by the state of the Additional Originator’s jurisdiction of organization and each state where it has material operations;

(ix) a copy of the resolutions authorizing the Additional Originator Supplement Agreement, this Agreement and each other Transaction Document to which the Additional Originator will become a party, adopted by the board of directors, general partner, managing member or any other managing authority of such Additional Originator with the power to authorize the transactions contemplated by the Transaction Documents;

(x) a certificate certifying the names and true signatures of the officers, partners, managers, members or other applicable persons authorized on behalf of the Additional Originator to sign the Additional Originator Supplement Agreement and the other documents to be delivered hereunder (on which certificates the Buyer, the Administrative Agents, the Group Managing Agents, the Holders and (on and after the Second Lien Effective Date) the Lenders may conclusively rely unless and until such time as each Administrative Agent and each Group Managing Agent shall receive a revised certificate meeting the requirements of this clause) executed by the Secretary, Assistant Secretary, general partner, managing member, or any other officer of such Additional Originator with the authority to execute such certificate;

(xi) an executed copy of a Lock-Box Agreement for each Lock-Box Account of the Additional Originator or an undated executed copy of a Post Office Box Notice for each Post Office Box of the Additional Originator;

(xii) the favorable opinion of counsel to the Additional Originator in form and substance satisfactory to the Administrative Agents and the Majority Group Managing Agents; and

(xiii) such other agreements, instruments and other documents and amendments or other modifications to the Transaction Documents, each in form and substance satisfactory to the Administrative Agents, that the Administrative Agents determine is reasonably necessary to effect such addition.

SECTION 2.08. No Repurchase.

Except to the extent expressly set forth herein, no Originator shall have any right or obligation under this Agreement, by implication or otherwise, to repurchase from the Buyer any of its Receivable Assets or to rescind or otherwise retroactively affect any Purchase of any Receivable Assets after they are sold to the Buyer hereunder.

SECTION 2.09. Intercompany Note.

(a) On the date of the initial Purchase from the Initial Originator on the date hereof, the Buyer shall issue to the Originator Agent (on behalf of the Initial Originator) the Intercompany Note. The aggregate principal amount of the Intercompany Note at any time shall be equal to the difference between (a) the sum of the principal amount on the date of issuance thereof plus each addition to the principal amount of the Intercompany Note with respect to each Originator pursuant to the terms of this Agreement as of such time, minus (b) the aggregate amount of all payments made in respect of the principal of the Intercompany Note as of such time. All payments made in respect of the Intercompany Note shall be allocated, first, to pay accrued and unpaid interest thereon, and second, to pay the outstanding principal amount thereof. Interest on the outstanding principal amount of the Intercompany Note shall accrue at a rate per annum equal to the Alternate Base Rate in effect from time to time from and including the date of the initial Purchase to but excluding the last day of each Settlement Period and shall, subject to the terms and conditions hereof, be paid (x) on each Settlement Date with respect to the principal amount of the Intercompany Note outstanding from time to time during the Settlement Period immediately preceding such Settlement Date (but only to the extent the Buyer has funds available to make such payment) and/or (y) on the maturity date thereof; provided, however, that, to the maximum extent permitted by law, accrued interest on the Intercompany Note which is not so paid shall be added to the principal amount of the Intercompany Note. Upon receipt of any such payment, the Originator Agent shall distribute such payment to the Originators ratably based on their respective interests in the Intercompany Note as described in Section 2.09(c). Principal of the Intercompany Note not paid or prepaid pursuant to the terms thereof shall be payable on the maturity date thereof. Notwithstanding anything to the contrary contained in this Agreement, any payments to be made by the Buyer in respect of the Intercompany Note shall be made solely from funds available to the Buyer which are not otherwise required to be applied or set-aside for the payment of any obligations of the Buyer under the Financing Agreements, shall be non-recourse other than with respect to such funds and shall not constitute a claim against the Buyer to the extent that insufficient funds exist to make such payment.

(b) Anything herein to the contrary notwithstanding, the Buyer may not make any payment of any Purchase Price on any Purchase Date by increasing the aggregate principal amount of the Intercompany Note outstanding unless the aggregate principal amount of the Intercompany Note outstanding on such Purchase Date (after giving effect to all repayments thereof on or before such Purchase Date) would not exceed 25% of the aggregate Outstanding Balance of the Pool Receivables on such Purchase Date.

(c) The initial principal amount of the Intercompany Note shall be allocated to the Initial Originator by the Originator Agent. Each addition to the principal amount of the Intercompany Note on the date of each Purchase pursuant to Section 2.02(c) shall be allocated among the Originators by the Originator Agent ratably in proportion to the remaining unpaid portion of the Purchase Price owing to each Originator on such date. All payments of the Intercompany Note pursuant to Section 2.02(g) shall be allocated by the Originator Agent ratably to each Originator (according to the aggregate Outstanding Balances of the Originator Receivables sold by each Originator as of such date).

ARTICLE III

CONDITIONS OF PURCHASES

SECTION 3.01. Conditions Precedent to Initial Purchase from the Initial Originator.

The Buyer’s obligation to pay the Purchase Price for the initial Purchase of Initial Originator Receivable Assets from the Initial Originator hereunder is subject to the satisfaction (or waiver by the Group Managing Agents) of the conditions precedent set forth in Section 3.01 of the First Lien Receivables Financing Agreement.

SECTION 3.02. Conditions Precedent to All Purchases.

The Buyer’s obligation to accept and pay for any Purchase (including the initial Purchase) from an Originator hereunder shall be subject to the further conditions precedent that:

(a) the representation and warranties of such Originator contained in Section 4.01 shall be true and correct in all material respects on and as of such date, except to the extent any such representation or warranty is expressly made only as of another date (in which case it shall be true and correct in all material respects on and as of such other date);

(b) the Termination Date shall not have occurred;

(c) no voluntary or involuntary case or proceeding is pending against such Originator under the U.S. Bankruptcy Code;

(d) the Buyer shall have received (after giving effect to Section 2.02(c)(i)) payment in full of all amounts for which payment is due from such Originator pursuant to this Agreement; and

(e) such Originator shall have delivered to the Buyer such information concerning such Receivable Assets as may reasonably be requested by the Buyer.

Notwithstanding the foregoing, unless on or prior to such date the Buyer shall specifically instruct such Originator in writing (with a copy to each Administrative Agent) to the contrary, each Purchase from such Originator shall occur automatically on each day prior to the Termination Date, with the result that the title to all Receivable Assets with respect thereto shall vest in the Buyer automatically on the date each such Receivable Assets arise and without any further action of any kind by the Buyer, such Originator, the Originator Agent or the Collection Agent, whether or not the conditions precedent specified above were in fact satisfied on such date and notwithstanding any delay in making payment of the Purchase Price for such Receivable Assets (but without impairing the Buyer’s obligation to pay such Purchase Price in accordance with the terms hereof). The Buyer agrees that such instruction may only be sent upon the failure to satisfy one of the conditions set forth in this Section 3.02.

SECTION 3.03. Conditions Precedent to Originator’s Obligations.

The obligation of:

(a) the Initial Originator to sell the Initial Originator Receivable Assets generated by it and existing on the date hereof to the Buyer is subject to the satisfaction (or waiver by the Group Managing Agents) of the conditions precedent set forth in Section 3.01 of the First Lien Receivables Financing Agreement; and

(b) each Originator to sell any Receivable Assets generated by it on any date (including on the date hereof) shall be subject to the further conditions precedent that on such date no voluntary or involuntary case or proceeding is pending against such Originator or the Buyer under the U.S. Bankruptcy Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of each of the Originators, EFH Corp. and the Collection Agent.

Each of the Originators, EFH Corp. and the Collection Agent represents and warrants as follows:

(a) It is a corporation, partnership, limited partnership or limited liability company, as applicable, duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect. All of the issued and outstanding limited liability company membership interests in the Buyer are owned by TCEH on the date hereof. All of the issued and outstanding limited liability company membership interests in the Buyer are owned free and clear of any Adverse Claim.

(b) The execution, delivery and performance by it of the Transaction Documents to which it is or will be a party and all other instruments and documents to be delivered by it hereunder or thereunder, and the transactions contemplated hereby and thereby, including its use of the proceeds of the sales, transfers and assignments of Receivable Assets hereunder, are within its corporate, partnership, limited partnership or limited liability company powers, as applicable, have been duly authorized by all necessary corporate, partnership, limited partnership or limited liability company action, as applicable, do not contravene (i) as applicable, its charter and by-laws, partnership agreement, limited liability company agreement or any other organizational documents, as amended, or (ii) in any material way, any applicable law, rule or regulation binding on or affecting it or any of its property, and do not violate any contractual restriction binding on it or any of its property or any order, judgment or decree binding on or affecting it or any of its property or result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties, other than in favor of the Buyer pursuant to this Agreement, in favor of the First Lien Agent pursuant to the First Lien Receivables Financing Agreement and, on and after the Second Lien Effective Date, in favor of the Second Lien Agent pursuant to the Second Lien Credit Agreement; and no transaction contemplated hereby or thereby requires compliance with any bulk sales act or similar law. Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered by it.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of any Transaction Document to which it is or will be a party or any other document or instrument to be delivered by it hereunder or thereunder, except, with respect to the Initial Originator or any Additional Originator for the filing of the UCC financing statements referred to in Section 2.01(c) or 2.07(d)(i), respectively, or such other documents or instruments requested pursuant to Section 6.04, all of which, at the time required in Section 2.01(c) or 2.07(d)(i), respectively, or as requested pursuant to Section 6.04, as the case may be, shall have been duly made and shall be in full force and effect.

(d) This Agreement constitutes, and the other Transaction Documents to which it is or will be a party, when delivered hereunder or thereunder shall constitute, its legal, valid and binding obligation enforceable against it, in accordance with their respective terms (in each case except as limited by applicable bankruptcy or other similar laws and except as specific enforcement may be subject to general principles of equity).

(e) Each Receivables Activity Report and Originator Report (if prepared by it or to the extent that information contained therein is supplied by it), information, exhibit, financial statement, report, book, record or other document furnished or to be furnished at any time by or on behalf of it to the Buyer, either Administrative Agent, any Group Managing Agent, any Bank, any Investor or any Lender in connection with this Agreement, the Financing Agreements or any other Transaction Document is or will be accurate in all material respects as of its date or (except as otherwise disclosed to such Person at such time) as of the date so furnished, and no such document contains, or will contain, as of its date of delivery or the date so furnished, any material misstatement of a fact or omits to state, or will omit to state, as of its date of delivery or the date so furnished, a material fact or any fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading.

(f) In the case of an Originator, its chief place of business and chief executive office and the offices where it keeps all its books, records and documents evidencing its Originator Receivables or the related Contracts are located at its address referred to in Schedule IV hereto and its jurisdiction of organization is the jurisdiction specified in Schedule IV hereto (or at such other locations or jurisdictions, notified to the Administrative Agents in accordance with Section 5.01(f), in jurisdictions where all action required by the First Lien Agent or, after the Second Lien Effective Date, the Second Lien Agent has been taken and completed); provided that the foregoing shall not prohibit duplicate books, records or documents from being kept elsewhere.

(g) The names and addresses of all of the Lock-Box Banks, together with the account numbers for all of the Lock-Box Accounts and each Post Office Box are specified in Schedule I or as otherwise notified to each Administrative Agent in writing in accordance with Section 5.03(d).

(h) In the case of an Originator, each of its Receivables is an “eligible asset” as defined in Rule 3a-7 promulgated under the Investment Company Act of 1940, as amended.

(i) In the case of an Originator, no proceeds of any of the initial purchase and assignment of its Receivable Assets or subsequent purchases and assignments of its Receivable Assets will be used by it to acquire any security in any transaction which is subject to Sections 12, 13 or 14 of the Securities Exchange Act of 1934, as amended, or for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

(j) It has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code of 1986, as amended from time to time, with respect to any Plan, subject to such funding standards, and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended from time to time, and has not incurred any liability to the Pension Benefit Guaranty Corporation or a Plan under Title IV of ERISA other than a liability to the Pension Benefit Guaranty Corporation for premiums under Section 407 of ERISA.

(k) Each Originator Receivable characterized in any Originator Report or in any other written statement or report made by or on behalf of any Originator (including in any such statement or report delivered by the Originator Agent) or the Collection Agent, in each case based on information supplied by or on behalf of such Originator, as an Eligible Receivable was, as of the date of such Originator Report or other statement or report, an Eligible Receivable. In the case of an Originator, immediately prior to the time of the initial creation of an interest hereunder in any of its Receivable Assets, it is the legal and beneficial owner of such Receivable

Assets, free and clear of any Adverse Claim except as created by this Agreement. Upon each sale, transfer or assignment of each Receivable Asset by it hereunder, the Buyer shall have a valid and perfected first priority undivided 100% ownership interest in such Receivable Asset free and clear of any Adverse Claim except as created or permitted by this Agreement. No effective financing statement or other instrument similar in effect covering any Contract or any Receivable Asset sold, transferred or assigned by it hereunder is on file in any recording office, except those filed or in favor of the Buyer relating to this Agreement, in favor of the First Lien Agent relating to the First Lien Receivables Financing Agreement and, on and after the Second Lien Effective Date, in favor of the Second Lien Agent relating to the Second Lien Credit Agreement.

(l) Except as otherwise disclosed in writing to the Buyer and the Administrative Agents and accepted in writing by the Buyer and the Controlling Agent, there are no actions, suits or proceedings pending, or to its knowledge, threatened against or affecting it or its property in any court, or before any arbitrator of any kind, or before or by any governmental body, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect. It is not in default with respect to (i) orders of any governmental agencies which materially adversely affect its business or operations and that of its consolidated subsidiaries taken as a whole or (ii) orders of any court or arbitrator.

(m) It has not sold, assigned, transferred, pledged or hypothecated any interest in any Receivable Asset to any Person other than as contemplated by this Agreement.

(n) It has complied with its Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in its Credit and Collection Policy except as permitted hereunder.

(o) It has not extended or modified the terms of any Originator Receivable or the Contract under which any such Originator Receivable arose, except in accordance with the Credit and Collection Policy.

(p) Except pursuant to the Lock-Box Agreements or the Post Office Box Notices, it has not granted to any Person control within the meaning of Section 9-104 of the UCC of any Lock-Box Account or any Post Office Box or the right to take control within the meaning of Section 9-104 of the UCC over any Lock-Box Account or Post Office Box at a future time or upon the occurrence of a future event.

(q) In the case of an Originator, the consideration to be furnished or payable by the Buyer to it pursuant to Section 2.02 for the Receivable Assets sold, transferred or assigned by it hereunder on the date hereof, or, in the case of an Additional Originator, on the date set forth in the applicable Additional Originator Supplement Agreement, and the Purchase Price furnished or payable on each Purchase Date thereafter pursuant to Section 2.02 for its Receivable Assets created thereafter, in each case constitutes fair consideration and approximates fair market value for such Receivable Assets, and the terms and conditions (including, without limitation, the Initial Purchase Price or Purchase Price, as applicable, therefor) of the sale, transfer and assignment of such Receivable Assets pursuant to Sections 2.01 and 2.02 reasonably approximate an arm’s length transaction between unaffiliated parties. No such sale, transfer or assignment has been made for or on account of an antecedent debt owed by it to the Buyer and no such sale, transfer or assignment is or may be voidable or subject to avoidance under any section of the U.S. Bankruptcy Code.

(r) It has filed, or caused to be filed or be included in, all tax reports and returns (federal, state, local and foreign), if any, required to be filed by it and paid, or caused to be paid, all amounts of taxes, including interest and penalties required to be paid by it, except for such taxes (i) as are being contested in good faith by proper proceedings and (ii) against which adequate reserves shall have been established in accordance with and to the extent required by GAAP, but only so long as the proceedings referred to in clause (i) above could not subject either Administrative Agent or any other Indemnified Party to any civil or criminal penalty or liability or involve any material risk of the loss, sale or forfeiture of any property, rights or interests covered hereunder or under any Financing Agreement.

(s)(i) The consolidated balance sheet of TCEH and its consolidated subsidiaries, as at December 31, 2011, and the related statement of income and stockholders’ equity and of cash flows of TCEH and its consolidated subsidiaries for the fiscal year then ended, certified by Deloitte & Touche, copies of which have been furnished to the Buyer and the First Lien Agent, fairly present in all material respects the consolidated financial condition of TCEH and its consolidated subsidiaries as at such date and the consolidated results of the operations of TCEH and its consolidated subsidiaries for the periods ended on such date, all in accordance with generally accepted accounting principles consistently applied, and (ii) since (x) October 10, 2007, there shall not have been any material adverse change in the financial condition or operations of the Initial Originator, the Originator Agent or the Collection Agent or other event which materially adversely affects (1) the ability of the Collection Agent to collect Originator Receivables or (2) the ability of the Initial Originator, EFH Corp., the Originator Agent or the Collection Agent to perform hereunder or under any other Transaction Document, (y) the date hereof, there shall not have occurred any event which materially adversely affects the legality, validity or enforceability of this Agreement or any other Transaction Document, or (z) the date of an Additional Originator Supplement Agreement with respect to an Additional Originator, there shall not have been any material adverse change in the financial condition or operations of such Additional Originator or other event which materially adversely affects the ability of such Additional Originator to perform hereunder or under any other Transaction Document to which it is a party, except, in any case, as may have been disclosed in writing to each Administrative Agent and each Group Managing Agent and accepted in writing by the Controlling Agent.

(t) In the case of the Initial Originator, in the five years preceding the date hereof, or, in the case of an Additional Originator, in the five years preceding the date of the applicable Additional Originator Supplement Agreement, such Originator has not used any company name other than the name in which it has executed this Agreement or such Additional Originator Supplement Agreement, as the case may be, or any trade names, fictitious names, assumed names or “doing business as” names other than as set forth in Schedule VI.

(u) Since October 10, 2007, no event has occurred that would reasonably be expected to have a Material Adverse Effect.

(v) Such Originator is not, and each of EFH Corp. and the Collection Agent is not, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(w) As of the date hereof (with respect to the Initial Originator) or as of the effective date of any Additional Originator Supplement Agreement (with respect to the applicable Additional Originator party thereto), such Originator is solvent.

SECTION 4.02. Article 9 Representations and Warranties. Each of the Originators represents and warrants as follows as to its Originator Receivables:

(a) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in such Originator Receivables in favor of the Buyer, which security interest is prior to all other Adverse Claims, and is enforceable as such against creditors of and purchasers from such Originator.

(b) Such Originator Receivables constitute “accounts” within the meaning of the applicable UCC.

(c) Immediately prior to the transfer thereof pursuant hereto, such Originator owns and has good and marketable title to its Originator Receivables free and clear of any Adverse Claim, claim or encumbrance of any Person.

(d) Such Originator has caused or will have caused, in the case of the Initial Originator, within ten days after the date hereof, or, in the case of an Additional Originator, within ten days after the date of the applicable Additional Originator Supplement Agreement, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in its Originator Receivables granted to the Buyer hereunder.

(e) Other than the security interest granted to the Buyer pursuant to this Agreement, such Originator has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of its Originator Receivables. Such Originator has not authorized the filing of and is not aware of any financing statements against such Originator that include a description of collateral covering the Originator Receivables other than any financing statement relating to the security interest granted to the Buyer hereunder or that has been terminated. Such Originator is not aware of any judgment or tax lien filings against such Originator.

ARTICLE V

GENERAL COVENANTS OF THE ORIGINATORS, EFH CORP. AND THE COLLECTION AGENT

SECTION 5.01. Affirmative Covenants of each of the Originators, EFH Corp. and the Collection Agent.

Until the latest of (x) the Termination Date, (y) the first date following the Facility Termination Date on which the Facility Principal shall have been reduced to zero and all other amounts due to the First Lien Agent, the Group Managing Agents, the Banks and the Investors under the First Lien Loan Documents shall have been paid and (z) after the Second Lien Effective Date, the first date following the Maturity Date upon which no principal shall be outstanding and no other amounts are payable by the Buyer under the Second Lien Loan Documents, each of the Originators, EFH Corp. and the Collection Agent shall, unless the Buyer and the Majority Group Managing Agents and (on and after the Second Lien Effective Date) the Second Lien Agent shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply in all respects with all applicable laws, rules, regulations and orders with respect to it, its business and properties and all its Receivable Assets and Contracts where the failure to so comply would reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Existence. Preserve and maintain its organizational existence, rights and privileges in the jurisdiction of its organization, and qualify and remain qualified and in good standing as a foreign Person, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would reasonably be expected to have a Material Adverse Effect; provided, however, that it may consummate any merger or consolidation not prohibited under Section 5.03(e).

(c) Audits. (i) At any time and from time to time during regular business hours, at its sole cost, permit either Administrative Agent, any Group Managing Agent or their respective agents or representatives (such as independent audit and consulting firms specializing in securitization transactions), upon reasonable advance notice to such Person (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in its possession or under its control relating to its Receivable Assets, including, without limitation, the related Contracts (to the extent not prohibited by a legally enforceable provision under the terms of the applicable Contracts), and (B) to visit its offices and properties located at its address specified in Schedule IV (or at such other locations as are notified to the Administrative Agents from time to time in accordance with Section 5.01(f)) for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to its Receivable Assets or its performance hereunder or any Person’s performance under the Contracts with any of its officers or its employees having knowledge of such matters.

(ii) (A) Within 120 days after the end of each fiscal year of an Originator and (B) additionally, promptly upon the request of the Majority Group Managing Agents or, on and after the Second Lien Effective Date, the Second Lien Agent if an Event of Termination shall have occurred and be continuing or if the immediately preceding audit under this clause (ii) was not complete and acceptable to the Majority Group Managing Agents or, on and after the Second Lien Effective Date, the Second Lien Agent, cause an independent audit and consulting firm specializing in securitization transactions and selected by the Administrative Agents to perform, at such Originator’s expense, an audit (in scope and form requested by the Administrative Agents) of all the records of such Originator in respect of the Receivable Assets of such Originator and collections thereof and the performance by such Originator of its obligations, covenants and duties hereunder.

(d) Keeping of Records and Books of Account. (i) In the case of an Originator, keep, or cause to be kept, proper books of record and account, which shall be maintained or caused to be maintained by it and shall be separate and apart from those of the Buyer, in which full and correct entries shall be made of all financial transactions and its assets and business in accordance with GAAP, which shall include the keeping and maintaining of all documents, books, records and other information reasonably necessary or advisable for the collection of all its Receivable Assets (including, without limitation, records adequate to permit the daily identification of each of its Originator Receivables, the Outstanding Balance of each of its Originator Receivables and the dates payments are due thereon and all Collections of and adjustments to each of its existing Originator Receivables); (ii) maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including, without limitation, an ability to recreate records evidencing its Receivable Assets in the event of the destruction of the originals thereof); and (iii) on or prior to the date hereof (or for any Additional Originator, on or prior to the date it becomes an Additional Originator hereunder), mark its master data processing records and other books and records relating to its Originator Receivables with a legend, acceptable to the Buyer and the Administrative Agents or, following a Discharge of Senior Obligations after the Second Lien Effective Date, the Second Lien Agent, describing the Buyer’s ownership of the Originator Receivables and further describing the grants of security interests therein under the Financing Agreements.

(e) Performance and Compliance with Originator Receivables and Contracts. In the case of an Originator, at its expense timely and fully (i) perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts to which it is a party related to the Originator Receivables, except where the failure to so perform or comply would not have a Material Adverse Effect and (ii) as beneficiary of any Related Security, enforce such Related Security as reasonably requested by the Controlling Agent.

(f) Location of Records. In the case of an Originator, keep its chief place of business and chief executive office, and the offices where it keeps its records concerning its Originator Receivables and all Contracts related thereto (and all original documents relating thereto), at its address referred to in Section 4.01(f) or, upon 30 days’ prior written notice to the Administrative Agents, at such other locations in a jurisdiction where all action required by Section 6.04 shall have been taken and completed, provided that the foregoing shall not prohibit the keeping of duplicate records concerning its Originator Receivables and Contracts related thereto at any other location.

(g) Credit and Collection Policies. In the case of an Originator and the Collection Agent, comply in all material respects with the Credit and Collection Policy in regard to each of its Originator Receivables and the Contract related thereto and provide to the Administrative Agents (i) promptly upon adoption a statement of each change in the Credit and Collection Policy not prohibited by Section 5.03(c) and (ii) not less frequently than annually an updated statement of the then current Credit and Collection Policy.

(h) Deposits to Lock-Box Accounts. In the case of an Originator and the Collection Agent, instruct, or cause to be instructed, all Obligors to make payments in respect of the Originator Receivables sold, transferred or assigned by it hereunder to a Lock-Box Account or a Post Office Box subject to a Lock-Box Agreement or Post Office Box Notice, as applicable, and, if it shall otherwise receive any Collections, deposit such Collections, or cause such Collections to be deposited, to such a Lock-Box Account by the first Business Day following such receipt and, at all times prior to such remittance, hold itself or, if applicable, cause such payments to be held in trust for the exclusive benefit of the First Lien Agent, the Group Managing Agents and the Holders and (on and after the Second Lien Effective Date) the Second Lien Agent and the Lenders. Such Originator and the Collection Agent will not grant the right to take control within the meaning of Section 9-104 of the UCC of any Lock-Box Account or Post Office Box at a future time or upon the occurrence of a future event to any Person, except to Buyer (or its assigns) as contemplated by the Lock-Box Agreements, this Agreement or the Financing Agreements.

(i) Use of Proceeds. In the case of an Originator, use all proceeds of each sale, transfer and assignment of Receivable Assets by it hereunder for its general corporate, limited liability company, partnership, limited partnership or other entity purposes in the conduct of its business and in no event use any such proceeds to acquire any security in any transaction which would be subject to Sections 12, 13 or 14 of the Securities Exchange Act of 1934 or for any purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

(j) Separateness. Take all reasonable steps, including, without limitation, all steps that the Buyer or any assignee of the Buyer may from time to time reasonably request to maintain the Buyer’s identity as a separate legal entity and to make it manifest to third parties that the Buyer is an entity with assets and liabilities distinct from those of it and its Affiliates and not just a division of it or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, such Originator and the Collection Agent (i) will not hold itself out to third parties as liable for the debts of the Buyer nor purport to own the Originator Receivables and other assets acquired by the Buyer and (ii) will take all other actions necessary on its part to ensure that the Buyer is at all times in compliance with the covenants set forth in Section 5.01(i) of the Financing Agreements.

SECTION 5.02. Reporting Requirements of each of the Originators, EFH Corp. and the Collection Agent.

Until the latest of (x) the Termination Date, (w) the first date following the Facility Termination Date on which the Facility Principal shall have been reduced to zero and all other amounts due to the First Lien Agent, the Group Managing Agents, the Banks and the Investors under the First Lien Loan Documents shall have been paid and (z) after the Second Lien Effective Date, the first date following the Maturity Date upon which no principal shall be outstanding and no other amounts are payable by the Buyer under the Second Lien Loan Documents, each of the Originators, EFH Corp. and the Collection Agent shall, unless the Buyer and the Majority Group Managing Agents and (on and after the Second Lien Effective Date) the Second Lien Agent shall otherwise consent in writing, furnish or cause to be furnished to the Buyer and each Administrative Agent:

(a) as soon as possible and in any event within five days after the occurrence of each Event of Termination or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Termination, the statement of an appropriate officer of such Person setting forth details of such Event of Termination or event and the action which it proposes to take with respect thereto;

(b) not later than 30 days after the end of each calendar quarter, a certificate of an appropriate officer of such Person, in substantially the form appended hereto as Exhibit C, (i) restating and reconfirming the continuing truth and accuracy in all respects (in the case of any representation or warranty containing any materiality qualification and in the case of any Non-Qualifiable Representations and Warranties) or (in the case of any representation or warranty, other than any Non-Qualifiable Representations and Warranties, that does not contain any materiality qualification) in all material respects, of each of the representations and warranties set forth in Section 4.01 (other than Section 4.01(s)(i)) or (ii) setting forth therein any qualifications or conditions thereto, which qualifications or conditions shall be accepted or rejected by the Majority Group Managing Agents, the Second Lien Agent (on and after the Second Lien Effective Date) and the Buyer in writing within five days of receipt thereof, and (iii) certifying as to the absence of any Event of Termination or unmatured Event of Termination;

(c) [Intentionally Omitted].

(d) [Intentionally Omitted].

(e) in the case of the Originator Agent, at least two Business Days prior to each Settlement Date, a Receivables Activity Report, in form and substance satisfactory to the Administrative Agents, certified by its treasurer, assistant controller, controller or chief financial officer as of its close of business on the last day of the immediately preceding calendar month, relating to the Receivable Assets sold, transferred or assigned hereunder during such calendar month and setting forth the items required pursuant to Section 2.02(f);

(f) in the case of EFH Corp., promptly after the sending or filing thereof, copies of all regular and periodic reports including current reports on Form 8-K (without exhibits) which it filed with the Securities and Exchange Commission or any national securities exchange, other than registration statements relating to registrations of securities, and all proxy statements, financial statements and reports which it shall send to its security holders, and upon specific request of the Administrative Agents, copies of all registration statements (without exhibits) filed with the Securities and Exchange Commission and any other regular or periodic report which it may be required to file with any state or federal regulatory commission, department or agency, provided such report is generally available to the public;

(g) promptly after the filing or receiving by such Person thereof, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which it files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which it receives from the Pension Benefit Guaranty Corporation, provided that such Reportable Event, individually or in the aggregate with all other such Reportable Events, would be reasonably likely to have a Material Adverse Effect;

(h) promptly, from time to time, such other information, documents, records or reports respecting Receivable Assets as the Buyer or either Administrative Agent may from time to time reasonably request in order to identify or protect, as applicable, the Buyer’s, the Group Managing Agents’, the Holders’, the Lenders’ or such Administrative Agent’s interests under or contemplated by this Agreement or the other Transaction Documents, including, without limitation, a listing of current Subcontractors;

(i) promptly (i) in the case of EFH Corp., upon the furnishing thereof to its shareholders, copies of all financial statements, reports and proxy statements so furnished; and (ii) upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than such Administrative Agent, Group Managing Agent, Holder or Lender from which such notice, request or other communication is received, copies of the same;

(j) at least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment;

(k) promptly, and in any event within 5 days after such Person has knowledge thereof, notice of (i) the entry of any judgment or decree against an Originator or the Collection Agent; (ii) the institution of any litigation, arbitration proceeding or governmental proceeding against an Originator or the Collection Agent; (iii) the occurrence of any event or condition that has had, or would reasonably be expected to have, a Material Adverse Effect; (iv) the occurrence of a default or an event of default under any other financing arrangement pursuant to which an Originator or the Collection Agent is a debtor or an obligor; and (v) any downgrade in the rating of any Indebtedness of any Originator, TCEH or the Collection Agent by Standard & Poor’s or by Moody’s, setting forth the Indebtedness affected and the nature of such change;

(l) [Intentionally Omitted]; and

(m) at least five Business Days prior to the date of any change of ownership of any limited liability company membership interests in the Buyer, the name and the jurisdiction of organization of the proposed new owner of such membership interests, and on or before the date of any such change of ownership, (A) executed counterparts of all instruments and other documents that effect, or otherwise relate to, such change of ownership and (B) a certificate of the new owner of such membership interests confirming that, on the date of such change of ownership and giving effect to such change of ownership, the representations and warranties of such new owner contained in Section 4.01 of this Agreement are true and correct on and as of such date as though made on and as of such date.

SECTION 5.03. Negative Covenants of each of the Originators, EFH Corp. and the Collection Agent.

Until the latest of (x) the Termination Date, (y) the first date following the Facility Termination Date on which the Facility Principal shall have been reduced to zero and all other amounts due to the First Lien Agent, the Group Managing Agents, the Banks and the Investors under the First Lien Loan Documents shall have been paid and (z) after the Second Lien Effective Date, the first date following the Maturity Date upon which no principal shall be outstanding and no other amounts are payable by the Buyer under the Second Lien Loan Documents, each of the

Originators, EFH Corp. and the Collection Agent shall not, without the prior written consent of the Buyer, the Majority Group Managing Agents, the First Lien Agent and (on and after the Second Lien Effective Date) the Second Lien Agent (and in the case of subsection (d) below, the prior written consent of each Group Managing Agent and (on and after the Second Lien Effective Date) the Second Lien Agent):

(a) Sales, Liens, Adverse Claims, Etc. Except as otherwise provided herein, sell, assign (by operation of law or otherwise), or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any interest in any Receivable Asset sold, transferred or assigned by it hereunder or Contract related thereto or upon or with respect to any lock-box or lock-box account to which any Collections of any Originator Receivables are sent, or assign any right to receive income in respect thereof.

(b) Extension or Amendment of Receivables. Except as otherwise permitted in Section 6.02(c) of the Financing Agreements, or to correct any undisputed billing errors, extend, amend or otherwise modify the terms of any Originator Receivable sold, transferred or assigned by it hereunder.

(c) Change in Business or Credit and Collection Policy. Make any change in the character of its business or in the Credit and Collection Policy which change would, in either case, impair in any material respect the collectibility of any Receivable Asset sold, transferred or assigned by it hereunder.

(d) Change in Payment Instructions to Obligors. Add or terminate any Lock-Box Account or any bank as a Lock-Box Bank or any Post Office Box from those specified in Schedule I unless the Buyer, each Group Managing Agent and each Administrative Agent shall have received at least ten days before the proposed effective date therefor, notice of such addition or termination and an executed copy of a Lock-Box Agreement for each new Lock-Box Account and an undated executed copy of a Post Office Box Notice for each new Post Office Box.

(e) Merger. Enter into a transaction of consolidation or merger with any Person unless (i) before and after giving effect on a pro forma basis to such consolidation or merger, no event shall have occurred and be continuing, or would result from such consolidation or merger, that constitutes an Event of Termination or that would constitute an Event of Termination but for the requirement that notice be given or time elapse or both, (ii) such Person is not the Buyer and either (A) it shall survive such consolidation or merger or (B) such other corporation or entity formed by such consolidation or into which it shall be merged shall assume, in a writing on terms reasonably satisfactory to the Buyer, the Majority Group Managing Agents and the Administrative Agents, all of its rights, obligations and liabilities under the Transaction Documents to which it is a party, (iii) at least 10 days prior to the effective date of such transaction, it delivers to the Buyer and each Administrative Agent such financing statements or amendments to financing statements (Form UCC-1 and UCC-3) executed by it which the Buyer or either Administrative Agent may request with such other documents and instruments that either Administrative Agent may request in connection therewith and (iv) if so requested by the Buyer or either Administrative Agent, within 30 days after the effective date of such transaction, provide to the Buyer and the Administrative Agents a favorable opinion reasonably acceptable to the Administrative Agents of counsel covering UCC perfection and UCC search priority with respect to the assuming corporation or entity or such new jurisdiction.

(f) Deposits to Lock-Box Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account or Post Office Box specified in Schedule I or in any notice to the Buyer and the Administrative Agents in accordance with Section 5.03(d), cash or cash proceeds other than Collections of (i) Originator Receivables and Related Security with respect thereto, (ii) Transition Charges, (iii) Nuclear Decommissioning Obligations and (iv) Customer Deposits, if any, securing payment of the items specified in clauses (ii) and (iii).

(g) Jurisdiction of Organization. Change, in the case of any Originator, its jurisdiction of organization without (i) giving the Buyer and each Administrative Agent 30 days’ prior written notice thereof, (ii) delivering financing statements or amendments to financing statements executed by it as requested by either Administrative Agent, and (iii) if so requested by the Buyer or either Administrative Agent, within 30 days after such change, providing to the Buyer and the Administrative Agents a favorable opinion of counsel reasonably acceptable to the Administrative Agents covering UCC perfection and UCC search priority with respect to such new jurisdiction.

(h) Adverse Claims. Sell, in the case of any Originator, to the Buyer an Originator Receivable which is not owned by it free and clear of all Adverse Claims.

(i) Change in Name. In the case of any Originator, make any change to its legal name, or use any trade names, fictitious names, assumed names or “doing business as” names, or change the location where its books, records and documents evidencing the Originator Receivables or the related Contracts are kept from those specified in Schedule IV hereto, unless at least 10 days prior to the effective date of such change or use, it delivers to the Buyer and each Administrative Agent such financing statements or amendments to financing statements (Form UCC-1 and UCC-3) executed by it which the Buyer or either Administrative Agent may request to reflect such change or use, together with such other documents and instruments that either Administrative Agent may request in connection therewith.

(j) Accounting of Purchases. Unless otherwise required by GAAP and disclosed in writing to the Buyer and the Administrative Agents, prepare, in the case of any Originator, any financial statements which shall account for the transactions contemplated hereby in any manner other than the sale, transfer and assignment of the Receivable Assets by it to the Buyer or in any other respect account for or treat the transactions contemplated hereby (including but not limited to accounting purposes, but excluding tax reporting purposes) in any manner other than as a sale, transfer and assignment of the Receivable Assets by it to the Buyer.

(k) Organization. Cause, permit or authorize the Buyer’s limited liability company agreement to be amended, supplemented or otherwise modified.

(l) Limited Liability Company Membership Interest. Cause, permit, or authorize to be issued to, or sell or otherwise transfer to, any Person other than TCEH any limited liability company membership interests in the Buyer, and in the case of any such issue, sale or transfer, without notifying each Administrative Agent of such issue, sale or transfer in accordance with, and complying with the other condition set forth in, Section 5.02(m).

ARTICLE VI

ADMINISTRATION AND COLLECTION

SECTION 6.01. Designation of Collection Agent.

The Originator Receivables shall be serviced, administered and collected by the Person (the “Collection Agent”) designated from time to time to perform the duties of the Collection Agent in accordance with Section 6.01 of the Financing Agreements, and shall be serviced, administered and collected by the Collection Agent in the manner set forth in Section 6.02 of the Financing Agreements. Until a new Collection Agent is designated under the First Lien Receivables Financing Agreement, or, after a Discharge of Senior Obligations following the Second Lien Effective Date, under the Second Lien Credit Agreement, TXU Energy Retail is hereby designated to act as, and TXU Energy Retail hereby agrees to perform the duties and obligations of, the Collection Agent hereunder.

SECTION 6.02. Rights of the Buyer and the Administrative Agents.

(a) Each of the Buyer and the Controlling Agent, acting together or alone, may notify the Obligors of Originator Receivables, at any time and at the Collection Agent’s, such Controlling Agent’s or the relevant Originator’s expense, of the Buyer’s interest in the Originator Receivables and such Person’s security interest therein.

(b) At any time following the designation of a Collection Agent other than TXU Energy Retail pursuant to Section 6.01 of the applicable Financing Agreement:

(i) Each of the Buyer and the Controlling Agent, acting together or alone, may, at the relevant Originator’s expense, direct the Obligors of Originator Receivables, or any of them, to make payment of all amounts due or to become due to the Collection Agent or such Originator under Originator Receivables directly to such Controlling Agent or its designee.

(ii) The Collection Agent shall, at the Buyer’s or the Controlling Agent’s request and at the relevant Originator’s expense, give notice of the Buyer’s ownership of, and the interests of the Administrative Agents in, the Receivable Assets, to such Obligors and direct them to make such payments directly to such Controlling Agent or its designee.

(iii) Each Originator shall, at the Buyer’s or the Controlling Agent’s request and at such Originator’s expense, (A) assemble all of the Records that evidence or relate to the Receivable Assets, and the related Contracts (to the extent not prohibited by a legally enforceable provision under the terms of the applicable Contracts) and Related Security, and shall make the same available to such Controlling Agent at a place selected by such Controlling Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Originator Receivables in a manner acceptable to such Controlling Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to such Controlling Agent or its designee.

(iv) The Controlling Agent may take any and all steps in the Collection Agent’s, the relevant Originator’s or the Buyer’s name and on behalf of the Collection Agent, such Originator, the Buyer, the Holders or Lenders, as applicable, that are necessary or desirable, in the determination of such Controlling Agent, to collect amounts due under the Originator Receivables, including, without limitation, endorsing the Collection Agent’s or the relevant Originator’s name on checks and other instruments representing Collections of Originator Receivables and enforcing the Originator Receivables and the Related Security and related Contracts. Each of the Buyer, the Originators and the Collection Agent hereby irrevocably appoints the First Lien Agent and, following a Discharge of Senior Obligations after the Second Lien Effective Date, the Second Lien Agent as their respective attorney-in-fact, with full authority in its place and stead and in its name or otherwise, from time to time in such applicable Administrative Agent’s discretion to take any action and to execute any instrument that such applicable Administrative Agent may deem necessary or advisable to accomplish the foregoing.

(c) Upon the occurrence of an Event of Termination, or at such time as TCEH’s Debt Rating is below Rating Level 4, but not otherwise, the Controlling Agent is hereby authorized at any time to date and to deliver to each Lock-Box Bank written notice that such Controlling Agent is taking exclusive control over the Lock-Box Accounts maintained with such Lock-Box Bank (a “Notice of Exclusive Control”) and to the United States Post Office where any Post Office Box is being maintained, a Post Office Box Notice. Buyer shall include in each Financing Agreement a provision that such Controlling Agent shall send copies to the Originators and the Collection Agent of each Notice of Exclusive Control and Post Office Box Notice delivered by such Controlling Agent. Each Originator and the Collection Agent each hereby acknowledges and agrees that upon delivery of a Notice of Exclusive Control with respect to any Lock-Box Account and a Post Office Box Notice with respect to any Post Office Box in accordance with this Section 6.02(c), such Controlling Agent shall have exclusive ownership and control of the Lock-Box Account subject to such Notice of Exclusive Control and the Post Office Box subject to such Post Office Box Notice, and such Originator and the Collection Agent shall take any further action necessary or desirable, or that such Controlling Agent may reasonably request, to effect the transfer of exclusive ownership and control of such Lock-Box Account and such Post Office Box to such Controlling Agent (it being understood and agreed that upon delivery of a copy of such Notice of Exclusive Control with respect to any Lock-Box Account and Post Office Box Notice with respect to any Post Office Box, neither the Collection Agent, nor any Originator, nor any of their respective Affiliates shall have access to such Lock-Box Account or such Post Office Box), provided that in no event shall the foregoing transfer of exclusive ownership and control alter or impair the obligation to remit Collections to the Buyer in accordance with the provisions of Sections 2.07 and 2.08 of the First Lien Receivables Financing Agreement and, after the Second Lien Effective Date, in accordance with the Second Lien Financing Agreement. In case any authorized signatory of the Collection Agent or any Originator whose signature shall appear on any Lock-Box Agreement or Post Office Box Notice shall cease to have such authority before the delivery of any Notice of Exclusive Control or any Post Office Box Notice, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such delivery. Each Administrative Agent shall safeguard the retention of the Post Office Box Notices delivered pursuant to Sections 2.07(d)(xi) and 5.03(d) until such time as such Administrative Agent shall deliver the same to the relevant post offices or redeliver the same to the Collection Agent at such time following the Discharge of Senior Obligations or, after the Second Lien Effective Date, the date following the Maturity Date upon which no principal shall be outstanding and no other amounts are payable by the Buyer under the Second Lien Loan Documents, as applicable.

SECTION 6.03. Responsibilities of the Originators.

Anything herein to the contrary notwithstanding:

(a) Each Originator shall perform its obligations under the Contracts related to the Originator Receivables sold or contributed by it hereunder to the same extent as if the Receivable Assets sold or contributed by it hereunder had not been sold or contributed and the exercise by the Buyer or either Administrative Agent of its rights hereunder shall not release such Originator from any of its duties or obligations with respect to such Originator Receivables or under the related Contracts;

(b) None of the Buyer, the Administrative Agents, the Group Managing Agents, the Holders, the Lenders or any other Indemnified Party shall have any obligation or liability with respect to any Originator Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of any Originator thereunder; and

(c) Each Originator shall not make any material change in its systems or procedures without at least 30 days’ prior written notice thereof to the Buyer and each Administrative Agent.

SECTION 6.04. Further Actions.

(a) Each Originator agrees that from time to time, at its expense, it will as soon as practicable execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Buyer or either Administrative Agent may reasonably request, to perfect, protect or more fully evidence the sale, transfer and assignment of Receivable Assets by such Originator to the Buyer hereunder and the security interest therein granted under the Financing Agreements, or to enable any of them, any Group Managing Agent or either Administrative Agent to exercise and enforce their respective rights and remedies hereunder or under the Financing Agreements. Without limiting the foregoing, each Originator will, upon the request of the Buyer or either Administrative Agent execute and file, or facilitate the execution and filing of, such financing or continuation statements or amendments thereto, and such other instruments and documents, that may be necessary, or that the Buyer or such Administrative Agent may reasonably request to perfect, protect or evidence such sales, transfers and assignments and such security interests.

(b) Each Originator hereby authorizes each of the Buyer and each Administrative Agent, acting together or alone (upon prior written notice to such Originator), to file one or more financing or continuation statements and amendments thereto relating to all or any of its Receivable Assets.

(c) If the Collection Agent fails to perform any of its obligations hereunder, the Buyer or the Controlling Agent may, but shall not be required to, itself perform, or cause the performance of, such obligation; and the reasonable costs and expenses of such Controlling Agent and the Buyer shall be payable by the Collection Agent or the relevant Originator (if the Collection Agent that fails to so perform is such Originator or its designee), as provided in Section 7.01 or 8.04, as applicable.

SECTION 6.05. Consent and Agreement of the Originators.

(a) The Buyer hereby notifies the Originators that, (i) as of the date hereof, it has assigned and pledged to Citibank, as first lien agent for the benefit of itself, the Banks, the Investors and each other Indemnified Party (as defined in the First Lien Receivables Financing Agreement) under the First Lien Receivables Financing Agreement from time to time, and has granted to Citibank, as first lien agent for the benefit of itself, the Banks, the Investors and each other Indemnified Party (as defined in the First Lien Receivables Financing Agreement) from time to time a security interest and, (ii) as of the Second Lien Effective Date, it shall have assigned and pledged to the Second Lien Agent for the benefit of itself and the Lenders under the Second Lien Credit Agreement from time to time, and shall have granted to the Second Lien Agent for the benefit of itself and the Lenders under the Second Lien Credit Agreement from time to time a security interest, in each case, in and to, all of its right, title and interest in and to the following (collectively the “Collateral”): (1) this Agreement; (2) all rights to receive moneys due and to become due under or pursuant to this Agreement; (3) all rights to receive proceeds of any indemnity, warranty or guaranty with respect to this Agreement; (4) claims for damages arising out of or for breach of or default under this Agreement; (5) all security interests and property subject thereto from time to time purporting to secure payment of the Receivable Assets; (6) its right to perform under this Agreement and to compel performance and otherwise exercise all remedies hereunder; (7) all Pool Receivables now existing and hereafter arising, all Collections and Related Security with respect thereto, each lock-box, post office box and lock-box account to which any Collections are remitted or deposited and all other rights and payments relating to the Pool Receivables; and (8) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds which constitute property of the types described in clauses (1) through (7) above). As more fully described in the Second Lien Intercreditor Agreement, it has been agreed among the parties thereto that such security interest in favor of Citibank, as first lien agent for the benefit of itself, the Banks, the Investors and each other Indemnified Party (as defined in the First Lien Receivables Financing Agreement) under the First Lien Receivables Financing Agreement from time to time shall be a security interest senior in all respects to the security interest in favor of the Second Lien Agent for the benefit of itself and the Lenders under the Second Lien Credit Agreement from time to time.

(b) In connection with the assignment, pledge and grant described above, the Buyer hereby irrevocably instructs each Originator, and each Originator hereby agrees and acknowledges for the benefit of each Administrative Agent, the Group Managing Agents, the Holders, and the Lenders, as applicable, in each case effective as of the date hereof (or with respect to the Second Lien Agent and the Lenders, effective as of the Second Lien Effective Date), as follows:

(i) It shall make all payments to be made by it to the Buyer under or in connection with this Agreement directly to the Collection Account; provided that (x) if an Event of Termination has occurred and is continuing, such payments shall be made to the First Lien Agent by payment to the account (Remittance Account number 40636695) of the First Lien Agent maintained at the office of Citibank, N.A. at 111 Wall St, New York, New York or otherwise in accordance with the instructions of the First Lien Agent and (y) after the Discharge of Senior Obligations following the Second Lien Effective Date, if an event of default has occurred under the Second Lien Credit Agreement, such payments shall be made in accordance with the instructions of the Second Lien Agent.

(ii) All payments to be made by it to the Buyer under or in connection with this Agreement shall be made by it irrespective of, and without deduction for, any counterclaim, defense, recoupment or set off (including, without limitation, any counterclaim, defense, recoupment or setoff under or otherwise in respect of the Intercompany Note), and shall be final, and it will not seek to recover from either Administrative Agent, any Group Managing Agent, any Bank, any Investor or any Lender for any reason any such payment once made.

(c) In connection with the assignment, pledge and grant described above, each of the Originators and the Collection Agent acknowledges and agrees as follows:

(i) It will (A) timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it hereunder, (B) maintain this Agreement in full force and effect and (C) with respect to its obligations hereunder, take all such action as may be from time to time reasonably requested by either Administrative Agent.

(ii) It will promptly and in any event within five Business Days after its receipt or delivery thereof, deliver to each Administrative Agent copies of all notices, requests, reports, certificates, and other documents and information delivered or received by it from time to time under or in connection with this Agreement.

(iii) It will not (A) cancel or terminate this Agreement or consent to any cancellation or termination thereof, (B) amend or otherwise modify any term or condition of this Agreement or give any consent, waiver or approval hereunder allowing departure from the terms hereof, except in accordance with Section 8.01 hereof, (C) waive any default under or breach of this Agreement except in accordance with Section 8.01 hereof, or (D) take any other action under this Agreement not required or permitted to be taken by it under the terms hereof that would impair the value of any Collateral or its rights or interests hereunder or the rights or interests of the Administrative Agents, the Group Managing Agents, the Holders or the Lenders hereunder.

(d) EFH Corp. agrees to cause the due and punctual performance and observance by the TXU Collection Agent of all of the terms, covenants, agreements, undertakings and other obligations on the part of the TXU Collection Agent to be performed or observed under this Agreement, the Financing Agreements and the other Transaction Documents in accordance with the terms thereof, including, without limitation, the obligations to pay when due all monetary obligations of the TXU Collection Agent now or hereafter existing under this Agreement, the Financing Agreements and the other Transaction Documents, whether for Collections received, interest, indemnifications, fees, costs, expenses or otherwise (such terms, covenants, agreements, undertakings and other obligations being the “Collection Agent Obligations”). In the event that the TXU Collection Agent shall fail in any manner whatsoever to perform or observe any of the Collection Agent Obligations when the same shall be required to be performed or observed, then EFH Corp. shall itself duly and punctually perform or observe, or cause to be duly and punctually performed and observed, such Collection Agent Obligations.

(e) The parties hereto agree and acknowledge that the Administrative Agents, the Group Managing Agents, the Banks, the Investors, the Lenders and the Indemnified Parties (as defined in the Financing Agreements) are intended third party beneficiaries of this Agreement and are entitled to enforce both their respective rights and remedies hereunder and the Buyer’s rights and remedies hereunder, subject to the terms of the Second Lien Intercreditor Agreement (on and after the Second Lien Effective Date) and the applicable Financing Agreement.

SECTION 6.06. Lock-Boxes

(a) The Collection Agent hereby agrees and acknowledges that, notwithstanding that each Lock-Box Account and Post Office Box is currently held in the name of the Collection Agent, all Collections and any other proceeds of Receivables in the Lock-Box Accounts or Post Office Boxes are solely the property of the Buyer. Accordingly, the Collection Agent agrees that any interest it may have in the Collections and any other proceeds of Receivables in the Lock-Box Accounts or Post Office Boxes as owner of the Lock-Box Accounts or Post Office Boxes, as applicable, is solely as bailee for the Buyer, as owner, and waives any other right or interest it may have in such Collections.

(b) In the event that, contrary to the mutual intent of the Collection Agent, the Originators and the Buyer, the Collection Agent shall be deemed to have any interest in the funds or other instruments of payment deposited in any Lock-Box Account or Post Office Box as a result of the Collection Agent being the accountholder of such Lock-Box Account or holder of such Post Office Box, the Collection Agent hereby hypothecates and grants to the Buyer a security interest in all of the Collection Agent’s right, title and interest in and to such funds or instruments of payment and, in each case, all proceeds thereof, as collateral security for the performance by the Collection Agent of all the terms, covenants and agreements on the part of the Collection Agent to be performed hereunder in accordance with the terms hereof.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01. Indemnities by each Originator.

Without prejudice to any other rights which any Indemnified Party may have under this Agreement or under applicable law, each of the Originators hereby agrees, severally, but not jointly, to indemnify and save harmless (and pay upon demand to) the Buyer and its respective officers, directors, employees and agents and its assigns and transferees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, and costs and expenses, including attorneys’ fees (which attorneys may be employees of such Indemnified Party), (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document to which it is a party in its capacity as an Originator, any Purchase hereunder, or in respect of any Originator Receivables of such Originator or related Contracts or Related Security with respect thereto, including, without limitation, arising out of or as a result of any of the following, but excluding, however, damages, losses, claims, liabilities and related costs and expenses (a) to the extent resulting from the gross negligence or willful misconduct of such Indemnified Party seeking indemnification, (b) for Originator Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor or (c) attributable to any income or franchise taxes imposed on (or measured by) the Buyer’s net income:

(i) the characterization in any Originator Report or in any other report or statement made by or on behalf of such Originator or the Collection Agent, in each case based on information supplied by or on behalf of such Originator, of any Originator Receivable transferred by such Originator hereunder as an Eligible Receivable which is not an Eligible Receivable as of the date of such Originator Report, other report or statement;

(ii) its reliance on any representation or warranty made by such Originator (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which such Originator is a party in its capacity as an Originator or any Originator Report, any Receivables Activity Report or any other information or report delivered by such Originator pursuant to this Agreement or any such other Transaction Document, which shall have been false or incorrect in any respect when made or deemed made;

(iii) the failure by such Originator to comply with any applicable law, rule or regulation with respect to any Originator Receivable of such Originator or the related Contract or Related Security with respect thereto, or the nonconformity of any Originator Receivable of such Originator or the related Contract or Related Security with any such applicable law, rule or regulation;

(iv) the failure of such Originator to vest in the Buyer absolute ownership of each Originator Receivable and the related Contracts (except to the extent any assignment under this Agreement would breach a legally enforceable provision of such Contract) , Related Security and Collections free and clear of any Adverse Claim;

(v) the failure of such Originator to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Originator Receivable of such Originator, the Related Security and Collections in respect thereof whether at the time of the initial sale and assignment hereunder or at any subsequent time;

(vi) any Dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Originator Receivable of such Originator (including, without limitation, a defense based on such Originator Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Originator Receivable or the furnishing or failure to furnish such merchandise or services (including, without limitation, any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort);

(vii) any failure of such Originator to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which it is a party in its capacity as an Originator or to perform its duties or obligations under any Contract;

(viii) the commingling by such Originator of Collections of Originator Receivables at any time with other funds;

(ix) any investigation, litigation or proceeding relating to or arising from this Agreement, any other Transaction Document to which an Originator is a party in its capacity as an Originator or any Contract, the use of the proceeds by such Originator of any Purchase hereunder or the ownership of the Receivable Assets;

(x) any failure by such Originator to pay when due any taxes, including without limitation, sales, excise or personal property taxes, payable by it in connection with any Originator Receivable sold, transferred or assigned by it or Related Security or Contract related thereto;

(xi) any claim brought by any Person other than an Indemnified Party arising from any activity by such Originator in servicing, administering or collecting any Originator Receivable; or

(xii) any act or omission by such Originator under this Agreement that reduces or impairs the rights of the Buyer or any other Indemnified Party with respect to the Originator Receivables of such Originator or the value of any such Originator Receivables.

SECTION 7.02. Duty to Advise Buyer and Administrative Agents.

Each Originator and the Collection Agent will use its best efforts to identify situations involving possible liability or obligations under this Article VII and to determine the amount of any such liability or obligations, and, upon having notice of such situations, it will promptly advise the Buyer and each Administrative Agent thereof.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc.

No amendment or waiver of any provision of this Agreement or consent to any departure by the Originator Agent, any Originator, the Collection Agent, EFH Corp. or the Buyer therefrom shall be effective unless in a writing signed by the Buyer and, if any Financing Agreement shall then be in effect, the Controlling Agent, and, in the case of any amendment, also signed by the Collection Agent, the Originator Agent, EFH Corp. and each Originator, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Buyer or any of its assigns or transferees to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. It is expressly understood and acknowledged that during the period any Financing Agreement shall be in effect, the prior consent of the Controlling Agent may be required in accordance with the terms thereof in order for the Buyer to grant any consent, authorization or approval requested of the Buyer hereunder, or for the Buyer to agree to any amendment, waiver or other modification to the terms or conditions of this Agreement.

SECTION 8.02. Notices, Etc.

All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (including facsimile) and mailed, faxed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof, or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall, when mailed or faxed, be effective when deposited in the mails or faxed, respectively, except that notices and communications to the Buyer and either Administrative Agent pursuant to Article II shall not be effective until received by the Buyer and such Administrative Agent.

SECTION 8.03. Binding Effect; Assignability.

This Agreement shall become effective when it shall have been executed by the Initial Originator, the Originator Agent, the Collection Agent, EFH Corp. and the Buyer, and thereafter shall be binding upon and inure to the benefit of the Initial Originator, the Originator Agent, any Additional Originator (upon its execution and delivery of an Additional Originator Supplement Agreement), the Collection Agent, EFH Corp., the Buyer and each other Indemnified Party, except that each of the Originators, the Originator Agent, the Collection Agent and EFH Corp. shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Buyer and each Administrative Agent, and the Buyer shall not have the right to assign its rights or obligations hereunder or any interest herein other than to the First Lien Agent pursuant to the First Lien Receivables Financing Agreement and, on or after the Second Lien Effective Date, to the Second Lien Agent pursuant to the Second Lien Loan Documents, without the prior written consent of each Originator, the Originator Agent, the

Collection Agent, EFH Corp. and each Administrative Agent. This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the later of the Termination Date and the date on which (x) the Facility Principal shall have been reduced to zero and all other amounts due to the First Lien Agent, the Group Managing Agents, the Banks and the Investors under the First Lien Loan Documents shall have been paid and (y) after the Second Lien Effective Date, the date following the Maturity Date upon which no principal shall be outstanding and no other amounts are payable by the Buyer under the Second Lien Loan Documents; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by an Originator, the Collection Agent or EFH Corp. pursuant to Article IV, the indemnification provisions of Article VII and Sections 8.04 and 8.05 shall be continuing and shall survive any termination of this Agreement.

SECTION 8.04. Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted under this Agreement, each of the Originators severally, but not jointly, agrees to pay on demand its Allocable Share of all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of Originator Receivables) of, and searches and filings in respect of, this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, in each case, the reasonable fees and disbursements of counsel for the Buyer with respect thereto and advising the Buyer as to its rights and remedies hereunder. Each of the Originators further agrees severally, but not jointly, to pay on demand its Allocable Share of all costs and expenses, if any (including, without limitation, reasonable counsel fees and disbursements) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other instruments and documents to be delivered in connection herewith.

(b) Any and all payments by the Originators, any TXU Collection Agent and EFH Corp. hereunder shall be made free and clear and without deduction for any and all present or future Taxes. If any Originator, any TXU Collection Agent or EFH Corp. shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Buyer, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Article VIII) the Buyer receives an amount equal to the sum it would have received had no such deductions been made.

(c) In addition, each Originator severally, but not jointly, agrees to pay on demand its Allocable Share of any and all stamp and other taxes and fees payable by the Buyer and any other Indemnified Party in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder and agrees to hold each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. This indemnification shall be made within 10 days from the date such Indemnified Party makes written demand therefor (with a copy to each Administrative Agent).

SECTION 8.05. No Proceedings.

Each of the Originators, the Originator Agent, the Collection Agent and EFH Corp. hereby agrees that it will not institute against the Buyer or any Investor any proceeding of the type referred to in Section 7.01(h) of the First Lien Receivables Financing Agreement so long as (a) in the case of the Buyer, there shall not have elapsed one year plus one day since the later of (i) the Discharge of Senior Obligations and (ii) the date following the Maturity Date upon which no principal shall be outstanding and no other amounts are payable by the Buyer under the Second Lien Loan Documents, and (b) in the case of any Investor, any Promissory Notes issued by such Investor shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Promissory Notes shall have been outstanding.

SECTION 8.06. Confidentiality.

Except as otherwise required by applicable law, regulation, ruling, accounting requirement or the rules of the applicable stock exchange wherein the securities of EFH Corp. may be listed, each of the parties hereto agrees to maintain the confidentiality of this Agreement, the Financing Agreements, the Fee Letters and all non-public information delivered in connection herewith in communications with third parties and otherwise; provided that this Agreement, the Financing Agreements, the Fee Letters and such information may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written confidentiality agreement in form and substance substantially identical to this Section 8.06, (ii) to each Originator’s, the Collection Agent’s, the Originators Agent’s, the Buyer’s, each Administrative Agent’s, each Group Managing Agent’s, each Holder’s and each Lender’s legal counsel, accountants and auditors if they agree to hold it confidential, (iii) to any rating agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Investor or any subordinated investor in any Investor or any Investor Trustee, (iv) to any regulatory authority having jurisdiction over any Originator, the Originator Agent, the Collection Agent, EFH Corp., the Buyer, either Administrative Agent, any Group Managing Agent, any Bank, any Investor or any Lender and (v) pursuant to court order or subpoena.

SECTION 8.07. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, except to the extent that the perfection or effect of non-perfection of the interests of the Buyer in the Originator Receivables, or remedies hereunder in respect thereof, are governed by the laws of a jurisdiction other than the State of New York.

SECTION 8.08. No Waiver; Remedies.

No failure on the part of the Buyer, any Originator, the Originator Agent, the Collection Agent or EFH Corp. to exercise, and no delay in exercising, any right hereunder or under any other Transaction Document to which it is a party shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.09. Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail attachment in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.10. Entire Agreement.

This Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, relating to the subject matter hereof.

SECTION 8.11. Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 8.12. Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Transaction Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.13. Waiver.

With respect to Finding of Fact No. 58(e) of the Financing Order, TXU Energy Retail, for the benefit of the Receivables Parties (as defined in the Intercreditor Agreement), hereby agrees to the following:

(i) it irrevocably and unconditionally waives all right to select and implement the option pursuant to Finding of Fact No. 58(e)(3) of the Financing Order; and

(ii) if it selects the option pursuant to Finding of Fact No. 58(e)(2) of the Financing Order, it (x) shall provide written notice within three (3) Business Days to each Administrative Agent and each Group Managing Agent, including a written report in reasonable detail of the proposed arrangements to pay Transition Charges (as defined in Section 39.302(7) of Subchapter G of the Texas Utilities Code) then due, (y) shall not implement such proposed arrangements unless such proposed arrangements are in form and substance reasonably satisfactory to each Administrative Agent and each Group Managing Agent (taking into account continuity of perfection and priority of security interests, priority of payment and such other matters as each Administrative Agent and each Group Managing Agent shall deem relevant to protect their interests) and each Administrative Agent and each Group Managing Agent consents to such proposed arrangements in writing, such consent not to be unreasonably withheld or delayed.

SECTION 8.14. WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TXU ENERGY RETAIL COMPANY LLC, as Originator, as Originator Agent and as Collection Agent

By	/s/ Anthony R. Horton
Name: Anthony R. Horton
Title: Treasurer

1601 Bryan Street Energy Plaza Dallas, Texas 75201-3411
Attention: Treasurer Telephone: 214-812-4600 Facsimile No.: 214 812-2488

Signature Page to Trade Receivables Sale Agreement

TXU ENERGY RECEIVABLES COMPANY LLC, as Buyer

By	/s/ Anthony R. Horton
Name: Anthony R. Horton
Title: Treasurer and Assistant Secretary

1601 Bryan Street Energy Plaza Dallas, Texas 75201-3411
Attention: Treasurer Facsimile No.: 214 812-2488

Signature Page to Trade Receivables Sale Agreement

ENERGY FUTURE HOLDINGS CORP.

By	/s/ Anthony R. Horton
Name: Anthony R. Horton
Title: Senior Vice President and Treasurer

1601 Bryan Street Energy Plaza Dallas, Texas 75201-3411
Attention: Treasurer Facsimile No.: 214 812-2488

Signature Page to Trade Receivables Sale Agreement